Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated March 14, 2016 Registration No. 333-202400

CONTINENTAL BUILDING PRODUCTS ANNOUNCES SECONDARY

COMMON STOCK OFFERING AND SHARE REPURCHASE

Herndon, Virginia, March 14, 2016. Continental Building Products, Inc. (NYSE:CBPX) (the “Company”) today announced that its largest stockholder, an affiliate of Lone Star Funds (the “Selling Stockholder”) intends to offer for sale in an underwritten secondary offering 4,500,000 shares of its common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The underwriter has a 30-day option to purchase up to an additional 606,803 shares of common stock from the Selling Stockholder. The Selling Stockholder will receive all of the proceeds from this offering. No shares are being sold by the Company. Additionally, the Company has agreed to repurchase 900,000 shares of common stock from the Selling Stockholder in a private transaction, at a price per share equal to the per share price to be paid by the underwriter to the Selling Stockholder in the underwritten offering. The closing of the share repurchase will be contingent on the closing of the underwritten offering and is expected to close concurrently with the closing of the offering. The closing of the underwritten offering is not contingent on the closing of the share repurchase. If the underwriter’s option to purchase additional shares is exercised, the Selling Stockholder will not own any shares of the Company’s common stock following the underwritten offering and share repurchase.

The last reported sale price of the Company’s common stock on March 14, 2016 was $17.12 per share. The underwritten offering is expected to close on March 18, 2016, subject to customary closing conditions.

Credit Suisse Securities (USA) LLC will act as the underwriter for the underwritten offering.

The Company has filed a registration statement (including a prospectus) on Form S-3 with the SEC for the underwritten offering to which this communication relates. The registration statement was declared effective on March 6, 2015. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, Telephone: (800) 221-1037, Email: newyork.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Continental Building Products

Continental Building Products is a manufacturer of gypsum wallboard and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets in the eastern United States and eastern Canada.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s registration statement for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com